CODE OF ETHICS:  ZEGA Financial LLC

A.	Introduction

This is the Code of Ethics (the “Code”) of ZEGA Financial (the "Company").  The Company’s Policies on Insider Trading and Personal Securities Transactions are included in the Code.

Important Considerations About This Code:

1.	Terms in boldface have special meanings as used in this Code. Please read the instructions below.

2.	All Access Persons (Exhibit A) may be required to complete up to three Reporting Forms under this Code. Additional information regarding these Reporting Forms can be found below. Copies of the Reporting Forms are included at the end of the Code or copies can be obtained from the Chief Compliance Officer.

3.	The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

a.	the Company expects that waivers will be granted only in rare instances, and

b.	some provisions of the Code that are mandated by law cannot be waived.

4.	For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.

5.	The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding and acceptance of the changes.

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6.	All Associated Persons are required to sign an Agreement to abide by the Company’s Code of Ethics and certify annual compliance with the Code.

7.	If there is any doubt or uncertainty about what this Code requires or permits, ask the Chief Compliance Officer. Please do not guess at the answer.

B.	General Principles

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its Associated Persons to:

1.	use for their own benefit (or the benefit of anyone other than the client), to the detriment of the client, information about the Company’s trading or recommendations for client accounts; or

2.	take advantage of investment opportunities that would otherwise be available for the Company’s clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its Associated Persons or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. Violation of either the letter or the spirit of this Code, may result in the Company taking disciplinary measures, including, without limitation, imposing penalties or fines, reducing your compensation, demotion, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating of employment, or any combination of the foregoing.

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Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

C.	Definitions

These terms have special meanings in this Code of Ethics:

1.	Supervised Person - This term includes employees, directors, officers and partners of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category all temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

2.	Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company’s directors, officers, and partners are presumed to be Access Persons.

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3.	Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.

4.	Advisory Client - Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

5.	Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

6.	Chief Compliance Officer – Wayne Ferbert, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Jay Pestrichelli.

7.	Covered Securities - Means anything that is considered a "security" under the Investment Company Act of 1940.

This is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

•            exchange traded funds;

•            options on securities, on indexes and on currencies;

•            investments in all kinds of limited partnerships;

•            investments in foreign unit trusts and foreign mutual funds; and

•            investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

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8.	Non-Reportable Securities - Rule 204A-1 does not require Access Persons to report:

a.	Direct Obligations of the US Treasury;

b.	Bankers’ acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

c.	Money market fund shares;

d.	Shares of open end mutual funds, unless the Company or control affiliate acts as the investment adviser or principal underwriter for the fund;

e.	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;

f.	Securities held in accounts over which the access person had no direct influence or control; or

g.	Transactions effected pursuant to an automatic investment plan.

9.	Members of the Family/Household Include:

a.	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);

b.	Children under the age of 18;

c.	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and

d.	Any of the people who live in the Access Person’s household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws and adoptive relationships.

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D.	Guidelines for Professional Standards

At all times, all Associated Persons must comply with applicable federal and state securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of federal (to the extent applicable), state and local laws and regulations pertaining to investment advisers and the general conduct of business.  These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

1.	All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate person of the Company immediately. Such reports will be held in confidence.

2.	Associated persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

3.	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

4.	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.

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5.	Associated persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

6.	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.

7.	The Company has adopted Insider Trading Policies that set parameters to the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material and non-public information.

8.	Associated persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.

9.	When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.

10.	The recommendations and actions of the Company are confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.

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11.	No Associated Person may accept or receive on his or her own behalf, or on behalf of the Company, any gift or other accommodation, which has a value in excess of $100.00 from any vendor, broker, securities sales representative, client or prospective client (a “business contact”) – per business contract per year. All gifts or other accommodations, which have a value in excess of $100.00 received by an Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.

12.	No Associated Person may give on their own behalf, or on behalf of the Company, any gift or other accommodation to a business contact which has a value in excess of $100.00, without prior written approval from the Chief Compliance Officer.

Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

13.	No Associated Person shall intentionally sell to or purchase from a client any security or other property.

14.	No Associated Persons shall provide loans to or receive loans from clients.

No Associated Person shall communicate information known to be false to others (including but limited to clients, prospective clients, and other Associated Persons) with the intention of manipulating financial markets for persons gain.

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E.	Personal Trading Policies

1.	General Information. The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any account in which the Access Person has any direct or indirect Beneficial Ownership. These accounts are collectively referred to as “Covered Accounts”. Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is a covered account.

2.	Reporting Requirements. All Access Persons must coordinate a review of their Holdings as described below, with the Chief Compliance Officer. At the end of the review, the Chief Compliance Officer and Access Person will both sign off on the full completion of the Review.

a.	Initial Holdings Review (Exhibit “A”). No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must complete a Review of all holdings with the Chief Compliance Officer.

The Initial Holdings Review requires that each Access Person provide a real time view of the holdings in all Covered Accounts on the date of the Review. It also requires each Access Person to list all brokers, dealers, and banks holding any accounts, in which the Access Person had direct or indirect Beneficial Ownership, on the date of the Review.

This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report.

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Each Associated Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

b.	Quarterly Transaction Review (Exhibit “B”). No later than 30 calendar days after the end of March, June, September and December each year, each Access Person must complete a Quarterly Transaction Review with the Chief Compliance Officer.

The Quarterly Transaction Review requires each Access Person to provide a real-time view of the brokerage accounts that can list all transactions in Covered Accounts during the most recent calendar quarter in which the Access Person had Beneficial Ownership.  It also requires the Access Person to list all brokers, dealers and banks holding any Covered Accounts in which such person had direct or indirect Beneficial Ownership during the quarter. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer provided all required information is included in the report.

c.	Annual Holdings Review (Exhibit “C”). By January 31st of each year, each Access Person must complete an Annual Holdings Review with the Chief Compliance Officer.

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The Annual Holdings Review requires each Access Person to provide a real time view of all brokerage accounts that can show a of list all securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31st of the previous year.  It also requires the Access Person to list all brokers, dealers and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31st of the previous year.  This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report.

3.	Principal Transactions. Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

4.	Client Priority. Clients must always receive the best price, in relation to employees, on same day transactions. Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

a.	contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

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b.	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

c.	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

d.	giving to any person information not generally available to the public about contemplated, proposed, or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

F.	Prohibited and Restricted Transactions

1.	Access Persons may not acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without first seeking written approval from the Chief Compliance Officer.

2.	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual potential, or apparent conflict of interest.

3.	Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.

4.	Participation in Investment Clubs must be approved in writing the Chief Compliance Officer in advance of any such participation.

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G.	Case-by-Case Exemptions.

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer.  Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential or apparent conflict of interest.

H.	Pre Clearance for Personal Securities Transactions.

a.	No trading transactions for proprietary accounts may be effected without the prior written approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. Jay Pestrichelli must similarly approve any trade by the CCO. The CCO shall promptly notify the employee of approval or denial of clearance to trade in writing. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing within 24 hours of the verbal notification.

b.	When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account. The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

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I.	Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics, Evidence of the reviews shall be maintained in the Company’s files.  Jay Pestrichelli will review the CCO’s personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

•	Written warning that will be made a permanent part of the Access Person’s record;

•	Disgorgement of profits;

•	Monetary fine; and/or

•	Termination of employment.

J.	Insider Trading Policies

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company.  The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

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1.	Prohibited Activities. All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

a.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b.	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	Reporting of Material, Non-Public Information. Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

3.	Definitions

a.	Material Information. “Material information” generally includes:

(i)	any information that a reasonable investor would likely consider important in making his or her investment decision; or

(ii)	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

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Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

b.	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

c.	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

d.	Insiders. The concept of “insider” is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

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e.	Penalties for Insider Trading. The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

(i)	civil injunctions

(ii)	jail sentences

(iii)	revocation of applicable securities-related registrations and licenses

(iv)	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

(v)	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the persons involved.

K.	Outside Business Activities

All outside business activity, both securities and non-securities related must be pre-approved in writing by the CCO prior to the representative engaging in such activity/employment. The CCO will determine if the outside business activity presents a potential conflict of interest and will decide whether additional disclosure should be made to clients via an amendment to the Company's Form ADV and/or the individual representative's Form ADV Part 2B Brochure Supplement. The Company’s compliance manual has a form that must be completed by the employee to request permission to engage in outside business activities

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Service as Director of Publicly Traded Companies. ZEGA Financial employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon the determination that such board service would not be inconsistent with the interests of any Client.

L.	Political Contributions

Payments and Gifts to Government Officials – Political Contribution. ZEGA Financial requires all of its employees to comply strictly with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign (non-U.S.) anti-bribery laws regarding foreign officials in each jurisdiction in which we do business. Generally, these laws and regulations prohibit offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or their family members in order to obtain or retain business, to unduly influence an official action, or to gain an unfair advantage. These payments are illegal and expose ZEGA Financial and individuals personally to severe criminal, civil and regulatory penalties. “Anything of value” includes direct or indirect promises, payments, and offers of money or gifts to foreign officials whether in the form of profit, fee, charitable or political contribution, or in any other form. Paying for a foreign official’s travel expenses, meals and entertainment may also violate anti-bribery laws. Anti-bribery laws and regulations apply to all dealings that ZEGA Financial officers, employees, consultants, contractors, intermediaries, agents, and any other third-party representatives of the company have with foreign officials. The term “foreign official” includes any employee of a government or state-owned or state-controlled entity (even if the person or entity is performing what might be considered commercial functions) and may include political party officials. If there is any question as to what constitutes “anything of value” or to whether a person or entity is a foreign official, you must seek guidance from the compliance department or the general counsel department. In addition to its anti-bribery provisions, the FCPA prescribes extensive books, records and audit requirements. Each employee must submit the Political Contribution Certification annually.  A Political Contribution Certification Form is included as Exhibit G.

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M.	Whistle-blower

(1)	ZEGA Financial is committed to the highest possible standards of ethical, moral, and legal business conduct. As a result and in order to protect these principles this policy has been adopted to:

(a)	Provide a confidential process for Access Persons to report, in good faith and on reasonable grounds and beliefs, certain potential violations, issues and/or concerns which may be reported under this Policy without concern of reprisal for such reports (referred to as “whistleblowing”)

(b)	Provide a process for matters reported under this policy to be properly investigated and for appropriate action to be taken to ensure that these are resolved in a timely manner

(c)	Minimize potential violations from continuing or occurring

(2)	The following matters must be reported pursuant to this policy:

(a)	Actual or potential violations relating to account, internal financial controls, accurate books and records or auditing matters.

(b)	Actual or potential violations of applicable laws, rules or regulations including securities laws, and

(c)	Actions materially inconsistent with any written policies and procedures of ZEGA Financial that may otherwise amount to serious improper conduct or give rise to serious conflicts of interest

(3)	No Complainant who submits a report under this policy in good faith and upon reasonable belief that a complaint constituted a reportable matter will suffer retaliation, harassment or an adverse consequence relating to their employment or other relationship with the respective ZEGA Financial entity. For greater certainty, no ZEGA Financial entity may discharge, demote, suspend, threaten, harass, or in any manner discriminate against a Complainant for making a complaint under this policy in good faith. Participants who have been found to engage in retaliatory behavior again Complainants and Complainants who make a complaint not in good faith and not upon a reasonable belief that the complaints constitutes a reportable matter may be subject to disciplinary action up to and including termination.

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(4)	All complaints will be treated as confidential to the fullest extent possible. A Complainant may disclose their identity, but is not required to do so.

N.	Sanctions

All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

O.	Certification

Upon the Company’s adoption of this Code and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein.  Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s).

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Exhibit “A”

Access Persons And Employees
As of January 1, 2015

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON
Wayne Ferbert	Investment Advisor / Co-Managing Director	Yes	Yes
Jay Pestrichelli	Investment Advisor / Co-Managing Director	Yes	Yes
Derek Moore	Investment Advisor	Yes	Yes
Courtney Murtha	Head of Business Development	No	Yes
Jillian Baker	Back Office Manager	Yes	Yes
Mick Brokaw	Director of Trading Operations	No	Yes

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Exhibit “B”

Agreement to Abide by Code Of Ethics

This agreement is entered into by and between ZEGA Financial (the “Company”) and the Associated Person whose name and signature is represented below (the “Employee”).

By signing this agreement, I_______________ acknowledges that:

1.	I have received a copy of the Company’s Code of Ethics;

2.	I have read and understands the information contained in the Code of Ethics; and,

3.	I will abide by the Code of Ethics and any subsequent amendments thereto.

 I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I have directed each broker with whom I have an account to send to ZEGA Financial’s designated CCO duplicate copies of all periodic statements relating to my account(s) and have complied with the reporting requirements of the policy and Code of Ethics.

Signature	Date

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Exhibit “C”

Initial Personal Securities Review

To:	Chief Compliance Officer, ZEGA Financial LLC

From:
(Access Person – Please Print)

AS PART OF MY REVIEW, I PROVIDED REAL-TIME ACCESS TO ALL OF MY COVERED ACCOUNTS TO THE CHIEF COMPLIANCE OFFICER OF ZEGA FINANCIAL.

Re:  Initial Personal Securities Holdings Review pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended, or applicable state law:

[   ]            As of     , 200 , I do not have any direct or indirect Beneficial Ownership in any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with ZEGA Financial.

[   ]            The following broker/dealer bank or other custodian hold accounts which are invested in non-covered securities in which I have Beneficial Ownership.

Use additional sheet(s) if necessary

Signed:	Date:

Review by:	Date:

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Exhibit “D”

Quarterly Review of Personal Securities Transactions

To:	Chief Compliance Officer, ZEGA Financial LLC

From:
(Access Person – Please Print)

AS PART OF MY QUARTERLY REVIEW, I PROVIDED REAL-TIME ACCESS TO ALL OF MY COVERED ACCOUNTS TO THE CHIEF COMPLIANCE OFFICER OF ZEGA FINANCIAL.

Re:  Quarterly Report of Personal Securities Transactions pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended, or applicable state law:

[ ]	During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

[ ]	During the above period, no Covered Accounts in which I have a Beneficial Ownership have been opened, which I have not disclosed to ZEGA Financial

[ ]	I do not currently have a personal securities brokerage account and/or I do not have Beneficial Ownership in any Covered Account. However, I agree to promptly notify ZEGA Financial if any such account is opened, so long as I am associated with ZEGA Financial

Signed:	Date:

Review by:	Date:

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Exhibit “E”

Annual Personal Securities Holdings Review

To:	Chief Compliance Officer, ZEGA Financial LLC

From:
(Access Person – Please Print)

Re:  Annual Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended, or applicable state law:

[ ]	As of , 201 , I have already disclosed securities accounts in which I have Beneficial Ownership to ZEGA Financial and any new account information is attached to this report.

[ ]	As of , 201 , I do not have any direct or indirect Beneficial Ownership in any Covered Account. However, I agree to promptly notify ZEGA Financial, if any such accounts are opened, so long as I am associated with ZEGA Financial.

[ ]	The following broker/dealer bank or other custodian hold accounts which are invested in non-covered securities in which I have Beneficial Ownership.

Use additional sheet(s) if necessary

Signed:	Date:

Review by:	Date:

ZEGA Financial	Code of Ethics	Page 25

Exhibit “F”

Annual Certification of Compliance
with the Personal Securities Transactions, Disclosure Requirements
and Code of Ethics for ZEGA Financial

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for ZEGA Financial, I certify that during the year ended as of December 31, ________

1.	I have fully disclosed all Covered Securities holdings in which I have Beneficial Ownership.

2.	I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.

3.	I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

4.	I have complied with the Code of Ethics in all other respects.

Print Name

Signature

Dated:  __________________, 201_

ZEGA Financial	Code of Ethics	Page 26

Exhibit “G”

ZEGA Financial, LLC

Annual Political Contribution Certification

Acknowledgement of Receipt of Political Contribution Policy

I certify that I:

* have received, read and reviewed the Political Contribution Policy; section L of the ZEGA Financial Code of Ethics;

* understand the policies and procedures in the Political Contribution Policy;

* recognize that I am subject to this policy;

* understand the penalties for non-compliance;

* have complied with this policy during the past year;

* have fully disclosed any exceptions to my compliance with the Political Contribution Policy below;

* will fully comply with the policy;

* have fully and accurately completed this Certification.

Exceptions:

Signature:		Date Submitted:

Name:		Due Date:
(please print)

ZEGA Financial	Code of Ethics	Page 27